Filed Pursuant to Rule 424(b)(5)

Registration No. 333-254299

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated May 14, 2021,

as supplemented on June 30, 2023,

and Prospectus Dated March 26, 2021)

Up to $58,800,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated May 14, 2021, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-254299), as previously supplemented by Prospectus Supplement No. 1 dated June 30, 2023 (the “Prospectus”), relating to the offer and sale of up to $75,000,000 of shares of our common stock, pursuant to the Open Market Sale AgreementSM (the “Sale Agreement”), we previously entered into with Jefferies LLC (“Jefferies”).

We are filing this prospectus supplement to amend the Prospectus because we are no longer subject to General Instruction I.B.6. of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prospectus are a part. Through August 7, 2023, we have sold 1,373,318 shares of our common stock for aggregate gross proceeds of approximately $16.1 million in accordance with the Sale Agreement under the Prospectus. Under this prospectus supplement, we may offer and sell shares of our common stock having an aggregate offering price of up to $58,800,000. If we become subject to the offering limits of General Instruction I.B.6 in the future, we will file another prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

Our common stock is listed on the Nasdaq Capital Market under the symbol “VTGN.” On August 7, 2023 the last reported sale price of our common stock on the Nasdaq Capital Market was $13.05 per share.

Investing in our common stock involves a high degree of risk. See the information contained under the heading “Risk Factors” beginning on page 7 of the Prior Prospectus and under similar headings in the other documents that are incorporated by reference therein, including specifically under “Item 1A: Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies

Prospectus supplement dated August 8, 2023.